       ELECTRONICALLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON MARCH 17, 1994

                                                    REGISTRATION NO. 33-________



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM S-8


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933



                          INFORMATION RESOURCES, INC.
            (Exact name of registrant as specified in its charter)


                 DELAWARE                               36-2947987
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                Identification No.)


             150 NORTH CLINTON STREET
                 CHICAGO, ILLINOIS                          60661
     (Address of principal executive offices)             (Zip Code)


                          INFORMATION RESOURCES, INC.
                    EMPLOYEE NONQUALIFIED STOCK OPTION PLAN
                           (Full title of the plan)


                       EDWARD S. BERGER, GENERAL COUNSEL
                          INFORMATION RESOURCES, INC.
                           150 NORTH CLINTON STREET
                            CHICAGO, ILLINOIS 60661
                    (Name and address of agent for service)


                                (312) 726-1221
         (Telephone number, including area code, of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES PURSUANT TO THE PLAN: Sales are expected to occur from time to time after the effective date of the Registration Statement.

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------

                                    PROPOSED      PROPOSED
 TITLE OF                           MAXIMUM       MAXIMUM
SECURITIES           AMOUNT         OFFERING      AGGREGATE      AMOUNT OF
  TO BE               TO BE          PRICE        OFFERING     REGISTRATION
REGISTERED       REGISTERED (1)   PER SHARE (2)   PRICE (2)         FEE
- --------------------------------------------------------------------------------

Common Stock,
Par Value       3,000,000 shares    $20.25       $60,750,0000   $20,958.75
$.01 Per Share

- --------------------------------------------------------------------------------

     (1) Represents the number of shares of the Registrants Common Stock, $.01 par value per share ("Common Stock"), subject to the Information Resources, Inc. Employee Nonqualified Stock Option Plan. Pursuant to Rule 416 under the Securities Act, the number of shares of the Registrant's Common Stock registered hereunder will be adjusted in the event of a stock split, stock dividend, or similar transaction.

     (2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) of the Securities Act, based upon the average of the bid and asked price of the Registrant's Common Stock on the NASDAQ National Market System on March 14, 1994.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     Information Resources, Inc. (the "Company" or "Registrant") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992;

     (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

     (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated December 22, 1983; and

     (d) the description of the Company's stock purchase rights contained in the Company's Registration Statement on Form 8-A dated March 15, 1989.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports or documents, as the case may be.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eleven of the Company's Certificate of Incorporation ("Article Eleven") eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty, except as described below. Article Eleven is consistent with (i) Section 102(b)(7) of the Delaware General Corporation Law enacted by the Delaware legislature in 1986 which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to limit or eliminate directors' liability for monetary damages for breach of the duty of care and (ii) other existing provisions of the Delaware General Corporation Law permitting indemnification of certain persons, including officers and directors. The limitation in Article Eleven has no effect on claims arising under the federal securities laws.

     Article Eleven will protect the directors of the Company against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the Delaware General Corporation Law, absent Article Eleven, directors could generally be held liable for gross negligence. Article Eleven eliminates director liability for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the Company due to the directors inattention to a particular matter), a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives an improper personal benefit. Article Eleven does not eliminate director liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     While Article Eleven protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. Accordingly, Article Eleven will have no effect on the ability of stockholders to obtain injunctive or other equitable relief for any violation of that duty. In some cases, however, those equitable remedies may as a practical matter be unavailable or inadequate. For example, stockholders may not be aware of a proposed transaction or other action until it is too late to prevent its completion and may thus not have an effective remedy. In addition, the provisions could have the effect of reducing the likelihood of derivative litigation against directors of the Company and may discourage or deter management or stockholders from suing directors and officers of the Company for breach of their duty even though such action, if successful, might have benefitted the Company and its stockholders. The provisions of Article Eleven which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors.

     Under Section 145 of the Delaware General Corporation Law and as described in Article IX of the Company's By-laws, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation-a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company. The Delaware General Corporation Law also permits Delaware corporations to maintain insurance at its expense, to protect itself and any of its directors, officers, employees, or agents against any expenses, liability, or loss, whether or not the Company would have the power to indemnify such a person against such expense, liability, or loss under the Delaware General Corporation Law. The Company maintains insurance policies under which officers, directors, and others may be indemnified against such claims, including claims arising under the Securities Act.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.   EXHIBITS.

     See "Index to Exhibits" on Page E-1 hereto immediately following the signature page.

ITEM 9.   UNDERTAKINGS.

     1.   The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               Provided, however, that paragraphs 1 (a)(i) and 1 (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on March 14, 1994.

                                    INFORMATION RESOURCES, INC.



                                    By:  /s/ Gian M. Fulgoni
                                       --------------------------
                                        Gian M. Fulgoni, Chairman


                               POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Gian M. Fulgoni, James G. Andress and Edward S. Berger, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as an officer and/or director of Information Resources, Inc.), to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 14, 1994.

          SIGNATURE                              TITLE



                                       Director, Chairman of the
/s/ Gian M. Fulgoni                      Board and Office of the
- ------------------------------           Chief Executive (principal
Gian M. Fulgoni                          executive officer)

          SIGNATURE                              TITLE


/s/ James G. Andress                   Director, Office of the
- ------------------------------           Chief Executive and
James G. Andress                         Vice Chairman



/s/ Gerald J. Eskin                    Director and Vice Chairman
- ------------------------------
Gerald J. Eskin



/s/ Magid Abraham                      Director, President and
- ------------------------------           Chief Operating Officer
Magid Abraham



/s/ Thomas M. Walker                   Chief Financial Officer
- ------------------------------           and Treasurer (principal
Thomas M. Walker                         financial and accounting
                                         officer)


/s/ Edwin E. Epstein                   Director
- ------------------------------
Edwin E. Epstein



/s/ John D.C. Little                   Director
- -----------------------------
John D.C. Little



/s/ Leonard M. Lodish                  Director
- ------------------------------
Leonard M. Lodish



/s/ Edward E. Lucente                  Director
- ------------------------------
Edward E. Lucente

          SIGNATURE                              TITLE



/s/ Edith W. Martin                    Director
- ------------------------------
Edith W. Martin



/s/ George G. Montgomery, Jr.          Director
- ------------------------------
George G. Montgomery, Jr.



/s/ Glen L. Urban                      Director
- ------------------------------
Glen L. Urban



/s/ Thomas W. Wilson, Jr.              Director
- ------------------------------
Thomas W. Wilson, Jr.

                               INDEX TO EXHIBITS

EXHIBIT                             EXHIBIT                      SEQUENTIAL
NUMBER                              -------                      DOCUMENT FILING
- ------                                                           ---------------
4(a)              Certificate of Incorporation of the
                  Company, as amended (Incorporated by
                  reference to Exhibit 3(a) of the
                  Company's Annual Report on Form 10-K
                  for the year ended December 31, 1988 and
                  Exhibits 3(c) and (e) of the Company's
                  Annual Report on Form 10-K for the year
                  ended December 31, 1989) ..................         IBRF

4(b)              By-Laws of the Company, as amended
                  (Incorporated by reference to Exhibit 3(b)
                  of the Company's Annual Report on Form
                  10-K for the year ended December 31,
                  1988 and Exhibit 3(d) of the Company's
                  Annual Report on Form 10-K for the year
                  ended December 31, 1989) ..................         IBRF

4(c)              Form of Rights Agreement, between the
                  Company and Harris Trust and Savings
                  Bank, as Rights Agent (Incorporated by
                  reference to Exhibit 4.1 to the Company's
                  8-A Registration Statement filed with the
                  Commission on March 15, 1989) .............         IBRF

5                 Opinion letter of Freeborn & Peters
                  regarding legality of shares (filed
                  herewith) .................................         EF

23(a)             Consent of Grant Thornton, Independent
                  Certified Public Accountants (filed
                  herewith) .................................         EF

23(b)             Consent of Freeborn & Peters (contained
                  in Opinion Letter filed herewith as Exhibit
                  5) ........................................         EF

24                Power of Attorney (included on signature
                  page) .....................................         EF

                                                                       Exhibit 5
                                 LAW OFFICES OF

                               FREEBORN & PETERS

                                  SUITE 3000
                             311 SOUTH WACKER DRIVE
                          CHICAGO, ILLINOIS 60606-6677
                                 (312) 360-6000



                                 March 15, 1994



Information Resources, Inc.
150 North Clinton Street
Chicago, Illinois 60661


Gentlemen:

     We have acted as counsel to Information Resources, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statements on Form S-8 (the "Registration Statements") pertaining to the registration by the Company of up to three million shares of its Common Stock in connection with the Company's Employee Nonqualified Stock Option Plan (the "Plan") and an additional 925,000 shares of its Common Stock in connection with the Company's Nonqualified Stock Option Plan (the "Former Plan"), which expired by its terms on January 1, 1994 (the Plan and the Former Plan collectively referred to herein as the "Option Plans"). Terms not otherwise defined herein shall have the same meaning ascribed to them in the Registration Statements.

     In that connection, we have examined the originals, or copies certified or otherwise authenticated to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Company's Certificate of Incorporation and By-laws in effect on the date hereof and the resolutions of the Executive Committee of the Board of Directors of the Company relating to the proposed offerings.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents

Information Resources, Inc.
March 15, 1994
Page 2


in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own its property and conduct its business as described in the Registration Statements.

     2. The shares of Common Stock being offered pursuant to the Registration Statements have been duly and validly authorized for issuance under the Option Plans and, when delivered by authorized officers of the Company pursuant to the Option Plans against payment of the consideration set forth therein, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

     We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Illinois and United States of America and the internal corporate law of the State of Delaware.

     This opinion is furnished to you in connection with the filing of the Registration Statements and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.


                                                            Very truly yours,


                                                            Freeborn & Peters

                                                                   Exhibit 23(a)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our reports dated February 11, 1993, accompanying the consolidated financial statements and schedules included in the Annual Report of Information Resources, Inc. and Subsidiaries on Form 10-K for the year-ended December 31, 1992 and incorporated by reference into this Registration Statement on Form S-8. We consent to the incorporation by reference of said reports in this Registration Statement.



                                                            GRANT THORNTON


Chicago, Illinois
March 15, 1994